UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Macatawa Bank Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FAQs for Macatawa Clients

What’s happening?

Macatawa Bank Corporation (“Macatawa”) has agreed to merge with Wintrust Financial Corporation (“Wintrust”). (For more information, please see the press release.) Our board elected to take this action following a thoughtful process to ensure that Macatawa Bank remains a strong community-focused bank that can compete with larger national banks, just like Wintrust has proven it can do in Chicago, Milwaukee, Indiana, and Florida. The primary benefits of the merger include:

•	Strategic Alignment: Our decision to merge with another bank stems from a strategic evaluation of our long-term goals and market dynamics. By combining forces, we aim to leverage complementary strengths, resources, and expertise to enhance our competitiveness in the ever-evolving financial landscape. We can also expand our geographic footprint, reaching new markets and demographics.
•	Enhanced Offerings: The merger presents an opportunity to achieve economies of scale, more efficient operations, and better resource allocation. We can also broaden our product and service offerings, catering to a wider range of customer needs and preferences. By pooling our resources and capabilities, we can deliver greater value and convenience to our customers, solidifying our position as a trusted financial partner.
•	Adaptation to Industry Trends: The banking industry is undergoing significant transformation, driven by technological advancements, regulatory changes, and shifting consumer expectations. By joining forces, we can adapt more effectively to these trends, staying ahead of the curve and positioning ourselves for long-term success.

Why Wintrust?

Wintrust is among the most successful and high-performing banks in the country, with $56B in assets and a bank record of maintaining profitable operations for 27 consecutive years. It was built with a very specific focus: to provide exceptional service to its customers and communities. They have grown by focusing on those communities and proving to their customers that “where you bank matters.”

Headquartered in the Chicago suburb of Rosemont, Illinois, Wintrust operates as a bank holding company with 15 individual community bank charters in Illinois and Wisconsin, with 175+ branch locations servicing the Chicagoland, southeast Wisconsin, northwestern Indiana, and southwestern Florida markets. They have 5,500+ employees, with 1,100+ of those team members working in branches. Their branch locations deliver some of the industry's highest Net Promoter Scores (NPS). In addition, this year, J.D. Power ranked Wintrust #1 in Illinois for Retail Banking Customer Satisfaction for the third consecutive year, and their mobile banking app is highly rated in the app stores.

All the banks provide a full suite of financial services ranging from personal banking to business and commercial banking. They also offer wealth management and mortgage services.

Macatawa Bank is the perfect fit in terms of culture, products, services, and locations. We will become the 16th charter for Wintrust, maintaining our name and community focus. We’ll also be the platform for Wintrust’s continued expansion in Michigan.

Wintrust values the role of a local bank in our community. Large national banks are “one-size-fits-all” operations with few—if any—ties to the communities they serve. Wintrust has increased its footprint over the years through several successful mergers with firms like ours that share Wintrust’s values and who have, and always will, met our customers where they need us to be. Wintrust’s deep suite of products and services will enhance our abilities to better serve our customers in our market. They also have the resources necessary to grow in this economic climate. They are recognized as a great employer with the ability to provide excellent career growth opportunities and offer an extensive Learning and Development program available to all team members at any career level.

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Why is this good for me?

One of the many reasons that we decided to merge with Wintrust is because of the value they place on putting the customer first. In fact, for the past three years, they have been ranked by J.D. Power as #1 in Illinois for Retail Banking Customer Satisfaction. In addition, Wintrust brings a breadth of products, cutting-edge online consumer banking capabilities, and fraud protection that Forbes has recognized as one of America’s Most Cybersecure Banks.

Customer Service and Transition

Will this be an inconvenience for me?

Deposit systems will be converted after the bank's sale, likely in the first quarter of 2025. Until then, your accounts and services will remain the same. We’re committed to providing great training and service for you and your staff prior to the conversion. There will not be a cost for you to convert to our new system in 2025. Wintrust has successfully transitioned more than 10 other community banks over the years, and they continue to be able to do it in such a way that there is little disruption to your customer activities.

How will my customer service support be affected?

We are committed to ensuring a seamless transition for our customers. There may be some minor adjustments, but our priority is to maintain the high level of service that our customers expect from us. As an example, Wintrust’s call centers are all locally based; they do not outsource call center support overseas.

Online and Mobile Apps

How will my mobile banking and online tools be affected?

After the conversion, our services will be enhanced by Wintrust’s top-tier digital and mobile banking tools. These tools help customers access a number of new bank offerings 24/7.

Logistics and Operations

Will the bank name change?

No. Even after the closing of the sale and conversion, the name Macatawa Bank will remain unchanged, and it will continue to operate as a separate bank charter. This is one of the very attractive elements of our proposed merger. After the integration, customers will be able to use the Macatawa Bank locations and the 175+ Wintrust locations interchangeably.

Will Wintrust clients be able to use Macatawa locations and vice versa?

Yes. After the conversion, we’ll be able to leverage Wintrust’s network of low-cost or no-cost ATMs nationwide, and Wintrust customers will be able to bank at Macatawa branches.

Will the lobby hours change?

Before the closing of the merger, it will be business as usual. After closing, we’ll consult with Wintrust to determine the best hours for our branch operation.

Will my Retail Bankers be removed from managing their relationships?

No. Quite to the contrary, we will continue to manage and, hopefully, expand our customer relationships. Our vision is to expand and grow Macatawa Bank; that’s why we were attractive to Wintrust. A primary benefit of the proposed merger is to provide bankers, over time, with more tools, products, capacity, and expertise to deliver a best-in-class experience for all customers.

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Retail Products and Locations

Does Wintrust offer Consumer loans?

Yes. Some of their most common loans include Home Equity Lines of Credit (HELOC), Everyday Loans, and overdraft protection loans (ODP). Wintrust makes residential mortgage loans through Wintrust Mortgage. They are among the largest bank providers of mortgages in the Midwest, and their mortgage products are available in all 50 states. Until closing, we’ll use our standard products.

Does Wintrust offer competitive rates?

Yes, they do, and they have more than 175 retail locations in Illinois, Wisconsin, Indiana, and Florida. For now, however, it’s business as usual, with no changes to our product suite.

How else may we help you?

We are committed to continuing to provide you with the great service and offerings you know from Macatawa, with additional digital banking tools, robust banking and borrowing products, and other services like international services and our popular Junior Savers and Platinum Adventures clubs.

Wintrust has successfully acquired multiple banks since its inception and has refined its onboarding model and processes during that time. Wintrust focuses on providing its customers with the best service and financial products, as acknowledged by J.D. Power three years in a row as the top Illinois bank for retail customer service, by Coalition Greenwich where they’ve been recognized as a leader in middle market and small business banking for nine straight years, and by Forbes where they’ve appeared on six of their “Best of” lists.

We will leverage Wintrust’s key to success: its ability to meet the needs of you—our customers—no matter which services you use.

Legal Disclaimer

This communication is being made in respect of the proposed merger transaction involving Wintrust and Macatawa.  This communication is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy Wintrust or Macatawa’s securities or the solicitation of any vote or approval.

The proposed merger transaction will be submitted to the shareholders of Macatawa for their consideration.  In connection therewith, the parties intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a Registration Statement on Form S-4, which will include the proxy statement of Macatawa that constitutes a prospectus of Wintrust (the “proxy statement/prospectus”).  However, such materials are not currently available.  The proxy statement/prospectus will be mailed to the shareholders of Macatawa when available.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINTRUST, MACATAWA, THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders may obtain free copies of the proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about Wintrust and Macatawa and/or the proposed transaction, once such documents are filed with the SEC, at the SEC’s website at www.sec.gov.  In addition, copies of the documents filed with the SEC by Wintrust, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on the Wintrust’s website at www.wintrust.com under the heading “Investor Relations” and then under the link “Documents” or by contacting David A. Dykstra, Vice Chair and Chief Operating Officer at (847) 939-9000.  Copies of the documents filed with the SEC by Macatawa, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on Macatawa’s website at

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www.macatawabank.com under the heading “Investor Relations” or by contacting Bryan Barker, Chief Financial Officer at (616) 494-1448.

Participants in the Solicitation. Wintrust, Macatawa and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Wintrust is set forth in its proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on April 4, 2024, its annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 28, 2024, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Information about the directors and executive officers of Macatawa is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on March 17, 2023, its annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 15, 2024, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

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